Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@FRGI.com

Fiesta Restaurant Group, Inc. Announces Appointment of
Sherrill Kaplan to the Company's Board of Directors

Dallas, TX -- (Businesswire) - November 14, 2018 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today announced that Sherrill Kaplan has been appointed to serve as an independent member of the Board of Directors effective November 14, 2018. Inclusive of her appointment, the Fiesta Board of Directors will be comprised of nine members, including eight independent members, until the 2019 Annual Meeting of Stockholders.

Fiesta President and Chief Executive Officer Rich Stockinger said, "We are delighted to have Sherrill join our Board. She is an experienced marketing executive with a track record of delivering strong business results through cutting-edge digital platforms, guest engagement, and data-driven lifecycle marketing. Her background will be invaluable as we focus our efforts on expanding brand awareness through impactful marketing and digital platform expansion."

Ms. Kaplan is currently the Head of Marketing and Sales at Zipcar, the world's leading car-sharing network. She is responsible for demand and revenue generation and oversees all marketing functions from digital and social media to partnerships and product marketing. Previously, she served as the Vice President of Digital Marketing & Innovation at Dunkin' Brands from 2011 to 2018, where she was responsible for strengthening and growing Dunkin's digital presence in the U.S. Prior to her tenure at Dunkin', Ms. Kaplan held various high-level marketing positions at Citi, Circles, and Cartera Commerce. Ms. Kaplan has also been a member of the Consumer Advisory Board for American Express since 2015.

Ms. Kaplan holds a BS from Boston University and an MBA from the University of Denver.

Fiesta Chairman Stacey Rauch added, "Sherrill is a welcome addition to our Board and will bring new insights to Fiesta given her strong background in marketing, strategy and consumer-oriented businesses."

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast-casual restaurants that offer distinct and unique tropical and Mexican inspired flavors with broad appeal at a compelling value. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.